Exhibit 10.8

EXECUTION

AMENDMENT NO. 1

TO MASTER REPURCHASE AGREEMENT

Amendment No. 1, dated as of March 20, 2014 (this “Amendment”), among COLUMN FINANCIAL, INC. (the “Buyer”). RAIT CRE CONDUIT I, LLC (the “Seller”) and RAIT FINANCIAL TRUST (the “Guarantor”).

RECITALS

The Buyer, the Seller and the Guarantor are parties to that certain Master Repurchase Agreement, dated as of December 14, 2012 (the “Existing Repurchase Agreement”; and as amended by this Amendment, the “Repurchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement.

The Buyer and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement. As a condition precedent to amending the Existing Repurchase Agreement, the Buyer has required the Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, the Buyer, the Seller and the Guarantor hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by:

1.1 deleting the definitions of “PML” and “Title Exceptions” in their entirety and replacing them with the following:

“PML” has the meaning set forth in paragraph (r) of Schedule 1(a).

“Title Exceptions” has the meaning set forth in paragraph (e) of Schedule 1(a).

1.2 adding the following definitions in their appropriate alphabetical order:

“ASTM” has the meaning set forth in paragraph (mm) of Schedule 1(a).

“Crossed Mortgage Loan” has the meaning set forth in paragraph (f) of Schedule 1(a).

“Embargoed Person” has the meaning set forth in paragraph (ss) of Schedule 1(a).

“ESA” has the meaning set forth in paragraph (mm) of Schedule 1(a).

“MAI” has the meaning set forth in paragraph (nn) of Schedule 1(a).

“Permitted Encumbrances” has the meaning set forth in paragraph (f) of Schedule 1(a).

“SEL” has the meaning set forth in paragraph (r) of Schedule 1(a).

“Standard Qualifications” has the meaning set forth in paragraph (b) of Schedule 1(a).

“Title Policy” has the meaning set forth in paragraph (f) of Schedule 1(a).

“TRIA” has the meaning set forth in paragraph (bb) of Schedule 1(a).

“Zoning Regulations” has the meaning set forth in paragraph (w) of Schedule 1(a).

SECTION 2. Representations and Warranties. Schedule 1 of the Existing Repurchase Agreement is hereby amended by deleting such Schedule in its entirety and replacing it with the Schedule 1 attached as Annex I hereto

SECTION 3. Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

3.1 Delivered Documents. On the Amendment Effective Date, the Buyer shall have received, in form and substance satisfactory to the Buyer, this Amendment, executed and delivered by the Buyer, the Seller and the Guarantor.

3.2 Legal Fees. Seller shall have paid to Buyer’s counsel legal fees incurred in connection with this Amendment.

SECTION 4. Representations and Warranties. The Seller hereby represents and warrants to the Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Repurchase Agreement.

SECTION 5. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms and the execution of this Amendment.

SECTION 6. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery by electronic mail of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment.

SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 9. Reaffirmation of Guaranty. The Guarantor hereby ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and acknowledges and agrees that the term “Obligations” as used in the Guaranty shall apply to all of the Obligations of Seller to Buyer under the Repurchase Agreement, as amended hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

COLUMN FINANCIAL, INC., as Buyer

By:	/s/ Teresa Zien
	Name:	Teresa Zien
	Title:	V.P

RAIT CRE CONDUIT I, LLC, as Seller

By: RAIT Partnership, L.P., its sole member and manager

By: RAIT General, Inc., its general partner

		By:	/s/ Kenneth R. Frappier
			Name:	Kenneth R. Frappier
			Title:	Executive Vice President

RAIT FINANCIAL TRUST, as Guarantor

By:	/s/ Kenneth R. Frappier
	Name:	Kenneth R. Frappier
	Title:	Executive Vice President

Signature Page to Amendment No. 1 to Master Repurchase Agreement

Annex I to

Amendment No. 1 to

Master Repurchase Agreement

SCHEDULE 1(a)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING OF COMMERCIAL MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Commercial Mortgage Loan, that as of the Purchase Date and on each day while the Program Agreements and the related Transaction hereunder is in full force and effect, except as set forth on the Schedule of Exceptions, the following are true and correct. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)	Whole Loan; Ownership of Commercial Mortgage Loans. Each Commercial Mortgage Loan is a whole loan and not a participation interest in a Commercial Mortgage Loan. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation (other than with respect to the Participation Interests) or pledge, and the Seller had good title to, and was the sole owner of, each Commercial Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Commercial Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Commercial Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Commercial Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Commercial Mortgage Loan.

(b)

Commercial Mortgage Loan document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Commercial Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Commercial Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Commercial Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Commercial Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Commercial Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Commercial Mortgage Loan documents.

(c)	Mortgage Provisions. The Commercial Mortgage Loan documents for each Commercial Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(d)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Asset File or as otherwise provided in the related Commercial Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Commercial Mortgage Loan guaranty, participation agreement, if applicable, and related Commercial Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Commercial Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Commercial Mortgage Loan or participation agreement, if applicable. With respect to each Commercial Mortgage Loan, except as contained in a written document included in the Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Commercial Mortgage Loan consented to by Seller on or after the Purchase Date.

(e)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Buyer constitutes a legal, valid and binding assignment to the Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Commercial Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (f) set forth in the Schedule of Exceptions (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Purchase Date, to the Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(f)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Commercial Mortgage Loan is covered by an ALTA loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Commercial Mortgage Loan (or with respect to a Commercial Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”). the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Commercial Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. The insurer issuing such Title Policy is (x) a nationally recognized title insurance company and (y) to Seller’s knowledge, qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required; such Title Policy contains no material exclusions for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such insurance is not available) (i) access to a public road or (ii) against any loss due to encroachments of any material portion of the improvements thereon.

(g)	Junior Liens. It being understood that B-Notes secured by the same Mortgage as a Commercial Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Seller’s knowledge, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (e) above), and equipment and other personal property financing). The Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as disclosed in the related Asset File.

(h)	Assignment of Leases. There exists as part of the related Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the

Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Commercial Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(i)	Qualified Mortgage. The Commercial Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, either: (A) such Commercial Mortgage Loan is secured by an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) having a fair market value (1) at the date the Commercial Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Commercial Mortgage Loan on such date or (2) at the Purchase Date at least equal to 80% of the adjusted issue price of the Commercial Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (x) the amount of any lien on the real property interest that is senior to the Commercial Mortgage Loan and (y) a proportionate amount of any lien on the real property interest that is in parity with the Commercial Mortgage Loan; or (B) substantially all of the proceeds of such Commercial Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Commercial Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(l)(ii)). If the Commercial Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was so modified as a result of the default or reasonably foreseeable default of such Commercial Mortgage Loan or (y) meets the requirements described in sub-clause (A)(1) above (substituting the date of the last such modification for the date the Commercial Mortgage Loan was originated) or sub-clause (A)(2) above. Any prepayment premium and yield maintenance charges applicable to the Commercial Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(j)	Condition of Property. Seller or the originator of the Commercial Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Commercial Mortgage Loan and within twelve months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Commercial Mortgage Loan no more than twelve months prior to the Purchase Date. To the Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Commercial Mortgage Loan.

(k)	Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(l)	Condemnation. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(m)	Actions Concerning Commercial Mortgage Loan. To the Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (f)), an engineering report or property condition assessment as described in paragraph 0, applicable local law compliance materials as described in paragraph (w), reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Mortgagors and guarantors, and the ESA (as defined in paragraph (mm)), on and as of the date of origination and as of the Purchase Date, there was no pending or filed action, suit or proceeding, involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Commercial Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Commercial Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(n)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Commercial Mortgage Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Commercial Mortgage Loan documents are being conveyed by the Seller to Buyer or its servicer.

(o)	No Holdbacks. The principal balance as of the Purchase Date of the Commercial Mortgage Loan set forth on the mortgage loan schedules has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Commercial Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(p)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Commercial Mortgage

Loan documents and the Insurance Rating Requirements, in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Commercial Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Commercial Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Commercial Mortgage Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount at least equal to the lesser of (i) the outstanding principal balance of such Commercial Mortgage Loan, (ii) 100% of the full insurable value, or 100% of the replacement cost, of the improvements located on the related Mortgaged Property, or (iii) such other amounts (expressly indicated in the Commercial Mortgage Loan documents) as shall not be less than limits which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a Commercial Mortgage Loan in the amount of the Commercial Mortgage Loan and secured by property similar to the Mortgaged Property.

The Mortgaged Property is covered, and required to be covered pursuant to the related Commercial Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of fifty (50) years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The Commercial Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Commercial Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Commercial Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Commercial Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Each related Commercial Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(q)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Commercial Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Commercial Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

(r)	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Commercial Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Commercial Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(s)	No Contingent Interest or Equity Participation. No Commercial Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(t)	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Commercial Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(u)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that Seller held the Mortgage Note, the originator of such Commercial Mortgage Loan was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Commercial Mortgage Loan by the Buyer.

(v)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(w)	Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Commercial Mortgage Loan as of the date of origination of such Commercial Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Commercial Mortgage Loan. The terms of the Commercial Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(x)

Licenses and Permits. Each Mortgagor covenants in the Commercial Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Commercial Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(y)	Recourse Obligations. The Commercial Mortgage Loan documents for each Commercial Mortgage Loan provide that such Commercial Mortgage Loan is non-recourse to the related parties thereto except that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Commercial Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an Event of Default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Commercial Mortgage Loan documents, and (b) the Commercial Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, upon the occurrence of certain events or acts specified in the related Commercial Mortgage Loan documents, including the filing by the related Mortgagor of a voluntary petition under federal or state bankruptcy or insolvency law.

(z)	Mortgage Releases. The terms of the related Mortgage or related Commercial Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Commercial Mortgage Loan, (b) upon payment in full of such Commercial Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Commercial Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(aa)	Financial Reporting and Rent Rolls. The Commercial Mortgage Loan documents for each Commercial Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Commercial Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(bb)

Acts of Terrorism Exclusion. With respect to each Commercial Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Commercial Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Commercial Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Commercial Mortgage Loan, the related Commercial Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Commercial Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Commercial Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Commercial Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(cc)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Commercial Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Commercial Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Commercial Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Commercial Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Commercial Mortgage Loan documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Commercial Mortgage Loan documents or a Person satisfying specific criteria identified in the related Commercial Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (z) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Commercial Mortgage Loan, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Commercial Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Commercial Mortgage Loan documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(dd)	Single-Purpose Entity. Each Commercial Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Commercial Mortgage Loan is outstanding. Both the Commercial Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Commercial Mortgage Loan with an outstanding principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Commercial Mortgage Loan with an outstanding principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Commercial Mortgage Loan has an outstanding principal balance equal to $5 million or less, its organizational documents or the related Commercial Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Commercial Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Commercial Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Commercial Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(ee)	No Fraudulent Acts. To Seller’s knowledge, no fraudulent acts were committed by Seller in connection with the Seller’s acquisition or origination of such Commercial Mortgage Loan nor, to Seller’s knowledge, were any fraudulent acts committed by any other Person in connection with the origination of such Commercial Mortgage Loan nor, to Seller’s knowledge, were any fraudulent acts committed by any other Person after the date of origination with respect to any Commercial Mortgage Loan.

(ff)	Floating Interest Rates. The interest rate of each Commercial Mortgage Loan that bears interest at a floating rate of interest is based on LIBOR plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(gg)	Ground Leases. With respect to any Commercial Mortgage Loan where the Commercial Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by the Seller since the origination of the Commercial Mortgage Loan except as reflected in any written instruments which are included in the related Asset File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Commercial Mortgage Loan, or ten (10) years past the stated maturity if such Commercial Mortgage Loan fully amortizes by the stated maturity (or with respect to a Commercial Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Commercial Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Commercial Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Commercial Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Commercial Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Commercial Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(hh)	Servicing. The servicing and collection practices used by the Seller with respect to the Commercial Mortgage Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(ii)	Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Commercial Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Commercial Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Commercial Mortgage Loan.

(jj)	No Material Default; Payment Record. No Commercial Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Commercial Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Commercial Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Commercial Mortgage Loan or the value, use or operation of the related Mortgaged Property. No person other than the holder of such Commercial Mortgage Loan may declare any event of default under the Commercial Mortgage Loan or accelerate any indebtedness under the Commercial Mortgage Loan documents.

(kk)	Bankruptcy. As of the date of origination of the related Commercial Mortgage Loan and to the Seller’s knowledge as of the Purchase Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(ll)	Organization of Mortgagor. With respect to each Commercial Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Commercial Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Commercial Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. (An “Affiliate” for purposes of this paragraph (11) means a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(mm)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Commercial Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting American Society for Testing and Materials (“ASTM”) requirements was conducted by a reputable environmental consultant in connection with such Commercial Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of Environmental Conditions at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer meeting the Insurance Rating Requirements; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

(nn)

Appraisal. The Credit File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Commercial Mortgage Loan origination date, and within twelve (12) months of the Purchase Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Commercial Mortgage Loan.

(oo)	Commercial Mortgage Loan Schedule. The information pertaining to each Commercial Mortgage Loan which is set forth in the mortgage loan schedule is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

(pp)	Cross-Collateralization. Each Commercial Mortgage Loan that is cross-collateralized or cross-defaulted is cross-collateralized or cross-defaulted only with other Commercial Mortgage Loans that are subject to Transactions under this Agreement.

(qq)	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Commercial Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Commercial Mortgage Loan (other than as contemplated by the Commercial Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Commercial Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Commercial Mortgage Loan, other than contributions made on or prior to the date hereof.

(rr)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Commercial Mortgage Loan, the failure to comply with which would have a material adverse effect on the Commercial Mortgage Loan.

(ss)	OFAC. To Seller’s knowledge, at all times throughout the term of the Purchased Asset, including after giving effect to any transfers permitted pursuant to the related Commercial Mortgage Loan documents, (a) none of the funds or other assets of any Mortgagor, guarantor or other indemnitor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the Purchased Asset made by the related originator is or would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Mortgagor, guarantor or other indemnitor, with the result that the Purchased Asset is or would be in violation of law, and (c) none of the funds of any Mortgagor or guarantor or other indemnitor shall be derived from any unlawful activity with the result that the Purchased Asset is or would be in violation of law. No Mortgagor, guarantor or other indemnitor is (or will be) a Person with whom Seller is restricted from doing business under regulations of OFAC (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 #13224 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and no such Mortgagor, guarantor or other indemnitor is or shall knowingly engage in any dealings or transactions with such Persons.